UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2018 (December 31, 2017)

MICRONET ENERTEC TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35850	27-0016420
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

28 West Grand Avenue, Suite 3, Montvale, New Jersey	07645
(Address of principal executive offices)	(Zip Code)

(201) 225-0190

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.    Entry into a Material Definitive Agreement

On December 31, 2017, Micronet Enertec Technologies Inc. ( the “Company”), its wholly owned subsidiary, Enertec Management Ltd. and its wholly owned subsidiary Enertec Systems 2001 Ltd. (“Enertec Systems”), entered into a Share Purchase Agreement (“Share Purchase Agreement”) with Coolisys Technologies Inc. (“Buyer”), a subsidiary of DPW Holdings, Inc. (“DPW”), pursuant to which the Company agreed to sell the entire share capital of Enertec Systems to the Buyer. As consideration for the sale of Enertec Systems’ entire share capital, the Buyer has agreed to pay at the closing of the transaction (“Closing”) a purchase price of $5.25 million (“Purchase Price”), of which $525,000 will be held in escrow for up to 14 months after the Closing to satisfy certain potential indemnification claims, as well as assume up to $4 million of Enertec Systems debt which consideration may be subject to certain adjustments set forth in the Share Purchase Agreement. Upon the signing of the Share Purchase Agreement, the Buyer agreed to deposit a termination fee of $300,000 into escrow to secure its obligations for Closing.

The parties’ obligations to consummate the Closing are subject to the satisfaction of customary conditions precedent set forth in the Share Purchase Agreement on or before the later of (i) 60 days after the signing of the Share Purchase Agreement or (ii) 15 days after the Company delivers to the Buyer the audited balance sheet and the related audited consolidated cash flows for the year ended December 31, 2017 for Enertec Systems, unless extended automatically by 30 days in accordance with the Share Purchase Agreement. The Company or Buyer may terminate the Share Purchase Agreement if such conditions precedent were not completed within the aforementioned period. The Share Purchase Agreement contains customary representations and warranties by the parties.

In conjunction with, and as a condition to, the Closing, the Company, Enertec Systems, the Buyer, DPW and Mr. David Lucatz, the Company’s Chief Executive Officer, agreed to execute a consulting agreement (the “Consulting Agreement”) whereby the Company, via Mr. Lucatz, will provide Enertec Systems with certain consulting and transitional services over a 3 year period as necessary and requested by the Buyer (but in no event to exceed 20% of Mr. Lucatz’s time). The Buyer (via Enertec Systems) will pay the Company an annual consulting fee of $150,000 as well as issue the Company 150,000 restricted shares of DPW Class A common stock (the “DPW Equity”) for such services, to be vested and released from restriction in three equal installments, with the initial installment vesting the day after the Closing and the remaining installments vesting on each of the first 2 anniversaries of the Closing. In the event of a change of control in the Company, or if Mr. Lucatz shall no longer be employed by the Company, the rights and obligations under the Consulting Agreement shall be assigned to Mr. Lucatz along with the DPW Equity.

The descriptions of the Share Purchase Agreement and Consulting Agreement are qualified in their entirety by reference to the complete text of the Share Purchase Agreement and Consulting Agreement which have been filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws, and is subject to the safe-harbor created by such Act and laws.  In some cases, readers can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other variations thereon or comparable terminology.  The statements herein and their implications are merely predictions and therefore inherently subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements.  For example, when the Company states that the Closing is expected to occur on or before January 30, 2018, it is using forward looking statements. The Share Purchase Agreement contains various customary closing conditions and the Closing could be delayed or may not occur at all. The forward-looking statements contained in this report are subject to other risks and uncertainties, including those discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and in subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Share Purchase Agreement, dated December 31, 2017 among Micronet Enertec Technologies Inc., Enertec Management Ltd., Enertec Systems 2001 Ltd. and Coolisys Technologies Inc.
10.2	Consulting Agreement, among Micronet Enertec Technologies Inc., Enertec Management Ltd., Enertec Systems 2001 Ltd. and Coolisys Technologies Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRONET ENERTEC TECHNOLOGIES, INC.

Dated: January 2, 2018	By:	/s/ David Lucatz
Name: David Lucatz
Title: President and Chief Executive Officer

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